UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Qualification Offering Circular Amendment No. 2

to

Form 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

LIVECARE, INC.

Exact name of issuer as specified in the issuer’s charter

Delaware	83-1151012	8082
Jurisdiction of incorporation/organization	I.R.S. Employer Identification Number	(Primary Standard Industrial Classification Code Number)

1500 East Venice Ave, Unit #411, Venice FL 94292

Address of principal executive offices

(941) 225-6699

Telephone number

Post-Qualification Offering Circular Amendment No. 2

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No. 2 (this “Offering Circular Amendment No. 2”) amends the offering circular of LiveCare, Inc. qualified on May 16, 2019, as further amended and supplemented from time to time (the “Offering Circular”), to update information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular.

This Offering Circular Amendment No. 2 relates solely to the provision of updated audited financials as already filed on EDGAR via its 1-K (filed May 18, 2020), 1-SA (filed November 1, 2020) and most recent 1-K (filed April 30, 2021).

All sections and information (as well as exhibits) relating to the above-mentioned amendments have been updated herein as applicable. Any investor should read this Offering in its entirety.

Preliminary Offering Circular

Dated April XX, 2022

Subject to Completion

An offering statement pursuant to Regulation A relating to these securities shall be filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

LIVECARE, INC.

Total Offering: 10,000,000 shares of Common Stock

	Price to Public	Underwriting Discounts	Proceeds to Issuer	Proceeds to Other Persons
Per Share /unit	$1.00	0	1.00	*
Total Offering	$1.00	0	$10,000,000	*

1We are offering our shares without the use of an exclusive placement agent and we do not currently intend to engage anyone to place shares, however, we may offer the offered shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this offering circular.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Offering to end May 15, 2022. No minimum purchase requirements All subscription offerings will be used for purposes contained within this offering circular.

1See “Risk Factors” on page 4 of the offering circular to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Offering Circular dated April XX, 2022

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to LiveCare, Inc.

Our Company

LiveCare, Inc. (the “Company”) was established specifically to address the diabetic epidemic, and other chronic diseases, through state-of-the-art technologies and a human-touch approach. The Company is a real-time health, analytics, service and monitoring company that will provide persons with type II diabetes with solutions that the Company believes can significantly reduce the negative health impact and cost of diabetes. The Company believes it can improve glucose monitoring, control and treatment through a comprehensive solution of real-time monitoring, device technology, data analysis and highly-trained Health Center nurses providing the human element. LiveCare intends to meet the challenges and hopes to overcome the issue of non-compliance which should result in healthier persons with type II diabetes creating better outcomes, reduced risk and lower cost of care.

Company Information

We are incorporated in the State of Delaware. Our principal executive offices are located at 1500 East Venice Ave, Unit #411, Venice FL 94292 and our telephone number is (941) 225-6699. Our web site is www.livecarehealth.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering	10,000,000 shares of common stock

Common Stock outstanding before this offering

10,000,000*** shares of common stock have been issued as founders shares.

13,585,900*** shares of common stock have been issued from the sale of equity

A total of 23,585,900*** shares of common stock are currently issued and outstanding before this offering.

Use of proceeds	We intend to use the proceeds from this offering to expand marketing and advertising and further research and development. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Price	$1.00 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Digital Marketing Operations

Small company in the start-up phase.

We are a start-up company in the initial phases of operation. This provides risk as we continue to grow and implement our business plan. Being that we are a startup company, we have limited business operations, and do present a shell risk. Our growth and ability to sustain business expenses will greatly depend on our ability to raise additional capital.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize the strengths in our marketing plan and we rely on being able to service a large number of clients. Adverse economic or other conditions in the markets in which we operate may lower our retention or revenue and make it difficult to continue operations.

We face competition for the acquisition of clients, which may impede our ability to make future sales or may increase the cost of acquiring new clients.

We compete with many other entities engaged in caring for the chronically ill. While we believe we have a unique product that will provide higher quality care for lower costs we are competing with other care facilities that could be better funded and more well-known than LiveCare, Inc.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize our sales and retention rates. Adverse economic or other conditions in the markets in which we operate may lower our ability to complete sales and to retain current customers. If we fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

We will depend upon our staff to maintain a high level of customer satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled personnel may harm our operating performance.

We have an experienced staff that has substantial experience in providing care and the products offered. However, we do depend on a high level of customer satisfaction to continue growing our business and as we grow it will be necessary to hire and develop employees that have an extremely high desire to provide excellent customer service. If our staff is unable to provide the level of service we expect it could negatively impact our operating performance.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in the taxes in general may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for regulatory conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We will rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including personally identifiable information, and customer data. We will purchase some of our information technology from vendors, on whom our systems depend. We will rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential information and other sensitive information. Although we expect to take commercially reasonable efforts to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, and computer viruses. Attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, divert significant management attention and resources to remedy any damages that result, subject us to liability claims or regulatory penalties and have a material adverse effect on our business and results of operations.

Risks Related to the Industry

The industry has large companies that have acquired a large share of the market

Our ability to succeed will depend on our ability to compete with large companies with more financing and easier access to necessary expansion capital. Capturing portions of the market from these large companies will be integral in accomplishing our business plan and growing our business.

Risks Related to Ownership of Our Common Stock

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

·	Unplanned delays in acquiring new business;
·	Stock price performance of our competitors;
·	Default on our indebtedness;
·	Actions by our competitors;
·	Changes in senior management or key personnel;
·	Incurrence of indebtedness or issuances of capital stock; and
·	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of conducting a Tier 2 offering under Regulation A and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with conducting a Tier 2 offering under Regulation A and related rules implemented by the Securities and Exchange Commission ("SEC"). Despite the on-going reporting requirements from conducting such an offering, the company will not be “public” once this offering circular is qualified or subject to the Sarbanes-Oxley Act. We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We do not currently pay any cash dividends.

As we grow our company and become a successful company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ strategies and investment policies;

•	our business’ financing plans and the availability of capital;

•	potential growth opportunities available to our business;

•	the risks associated with potential acquisitions by us;

•	the recruitment and retention of our officers and employees;

•	our expected levels of compensation;

•	the effects of competition on our business; and

•	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $1.00 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of December 31st 2020 would have been $3,967,163 or $0.1414 per share.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing offering assumptions.

Offering
Assumed public offering price per share	$1.00
Net tangible book value per share as of December 31, 2021	$-.021
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.1624
Adjusted net tangible book value per share after this offering	$0.1414
Dilution in net tangible book value per share to new investors	$0.8586

CAPITALIZATION

The following table sets forth our capitalization as of December 31st, 2020:

•	on a historical basis;
•	the receipt of the net proceeds of the offering of 10,000,000 shares;

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Offering Amounts
ASSETS

Current Assets:
Cash	$905,682	$5,371,782
Prepaid expenses	8,666	8,666
Total Assets	914,348	5,380,448

LONG-TERM ASSETS
Furniture and fixtures, net	7,266	7,266

TOTAL ASSETS	921,614	5,387,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	94,755	94,755
Accrued wages	158,331	158,331
Convertible notes payable, net of $10,167 and $0 of debt discount, respectively	999,333	999,333
Notes Payable, net of $136,868 and $0 of debt discount, respectively	168,132	168,132
Total Liabilities	1,420,551	1,420,551

Stockholders’ equity:

Common stock, $.01 par value per share, 100,000,000 shares authorized, 23,585,900 shares outstanding (Actual), and 28,052,900 shares outstanding (Maximum)	235,859	235,859
Additional paid in capital	7,534,689	12,000,789
Accumulated deficit	(8,269,485)	(3,803,385)
Total stockholders’ deficit	(498,937)	3,967,163

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$921,614	$5,387,714

PLAN OF DISTRIBUTION

Pricing of the Offering

Prior to this offering, there have been no sales of any shares to the public. The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the other factors in relation to market valuation of companies in related businesses.

We may sell or issue the securities offered by this offering from time to time in any one or more of the following ways:

•	via crowdfunding through one or more regulatory-compliant websites;
•	through solicitation from employees of the company;
•	directly to purchasers or a single purchaser; or
•	through a combination of any of these methods.

Solicitation from the Company will be conducted by officers, directors and/or employees of the company via in-person, telephone, text and/or email.

There will be no commissions paid for the distribution of securities to third parties or brokers. In the event we decide in the future to employ such third parties or brokers, we will amend the offering circular accordingly to disclose such arrangements.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1)  You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)  You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3)  You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $10,000,000;

(4)  You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5)  You are a trust with total assets in excess of $10,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We intend to use the net proceeds of this offering as follows:

•	Increase marketing and brand awareness. (this will be achieved through hiring qualified sales and marketing agents to increase the visibility of the company) This is expected to use approximately 50% of the funds raised.

•	Research and Development to increase our ability to increase our strategic advantage and technological advantages. This is expected to use approximately 40%

•	Remaining funds of approximately 10% will be used for general operating expenses and potential investment opportunities to allow the formation of strategic partnerships or for company acquisitions.

•	If all of the securities being qualified in this offering statement are not sold, it will not materially affect the use of proceeds as described above—the stated uses would receive less aggregate funding, but the allocations would remain substantially similar.

DIVIDEND POLICY

As we become fully operational, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain. Once we have attained that level, our annual dividend target is anticipated to be approximately 40% of the prior year’s net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

BUSINESS

Overview

LiveCare Health is unique from other remote patient monitoring companies in the market today. Many in this space focus on more on driving data and digital messaging than forming a true relationship with its members. LiveCare Health is distinguishable from others in this space because of its Health Center. The Health Center is staffed with doctors, nurses, dieticians, physical therapists and health coaches – it is a 24/7 solution for elderly people living with type II diabetes. LiveCare reduces loneliness with live, real time interaction. Our professional and caring staff are always there for our members, anytime – day or night. We in medical situations and can answer medical questions. We can help with non-medical issues such as providing concierge services. What sets LiveCare Health apart is our approach. We are our members’ friends and companions. Real and lasting relationship between our members and the Heath Center are nurtured and grown. These relationships are built on trust and compassion. We provide safety and dignity to a demographic that is taken advantage of and largely ignored. Currently we have members in 44 states with the largest concentration in Florida, Georgia, Texas and North Carolina. We cover the entire country even serving a member living in North Pole, Alaska! The average age of our membership is 71 ½ ranging from 44 to 89 years old. 65% of our membership are female and 35% are male.

Presently LiveCare Health is operational and managing 522 members. We believe this fact proves our business model. We know how to sell our service and to whom. We know how to bill Medicare and other commercial insurers and get paid. We know how to manage our members in a professional, compassionate and caring way. Our staff helps each and every one feel safer, connected and be on their way to better health thus preventing severe complications and savings the system enormous expense.

Our Market

Diabetes is a terrible disease. What it does to the human body is extensive – aﬀecting nearly every major bodily system. The condition contributes to a staggering array of other serious illnesses, such as heart disease, stroke, and kidney disease—just to name a few. For this reason, it is called the gateway disease.

LiveCare Health chose to focus on the Medicare market segment of people with type II diabetes. People 65 and over are the fastest growing segment of people with type II diabetes as well as a segment of our population that is largely ignored. In the last decade, the percentage of adults over the age of 65 in the United States has increased by 18%, and by 2030 one in five Americans will be 65 years or older. Add to that, nearly 26% of adults 65 years or older have diabetes, more than 250% greater than the national average.

•	34.2 million people have diabetes or 10.5% of the US population
•	Increasing to 59 million by 2030
•	$800 billion spent annually on diabetes (1 in every 4 healthcare dollars)
•	1 in every 3 people will develop diabetes in their lifetime
•	Average yearly cost for a person with diabetes is $16,752 (2.3 times higher than a healthy person)
•	Diabetes is the most expensive chronic disease in the U.S., according to the American Diabetes Association
•	According to the Centers for Medicare and Medicaid (CMS), 32% of Medicare spending is attributed to the diabetes population

LiveCare Health gives people living with type II diabetes live human interaction helping them get healthier on a daily basis. But more than that, we help them feel safer. The companionship and kindness we provide our members gives them a feeling of dignity and security that is hard to find among service providers in our world today. LiveCare Health provides this standard to every member.

The Health Center

For an individual to have been added as a member and being monitored by the health center, one of our doctors has written a prescription initiating service. This is required to allow LiveCare Health to bill and get paid by Medicare and commercial insurers. It is also a necessary step to truly understand where each member is currently with their health at the time of joining our program. We uncover medications being taken, allergies, detailed personal information – all critical data on each member we need to best do our job and tailor-make a program meeting each individual member’s needs.

Our Health coaches are our front-line ambassadors interfacing directly with our members. Each member has their own health coach and over time a very special relationship is built based on trust and friendship. When members call in, they ask for their own health coach by name creating a feeling of family and connection. Some members will only speak with a certain health coach, it really is amazing the bond that is established. We nurture and grow these relationships every interaction and chance we have.

We operate around the clock to ensure our phones are always answered by a live person able to help a member in need. No texts, apps or emails – no digital nonsense. We tell our members that even if they are just feeling lonely and need to talk, call us – we are there any time and we mean it. There is always a real, live person to help, answer questions and be there in our members’ time of need.

The health coaches monitor our members real time, watching for alerts and making sure each member is being contacted and is maintaining testing compliance. Our internal software tracks each member, how many testing days each one has and how much time has been spent on that member’s record. This is critical for billing purposes. And is also critical for member management. This ensures that no members slip through the cracks and that all members receive the same high level of attention at all times.

The health coach will also get the doctors, nurses, dietitians and physical therapists involved when appropriate and on a regular basis for proper engagement and professional management. Our members do not have to worry any longer about being alone in an emergency or otherwise – we are always with the member day and night watching over them and staying connected. LiveCare Health is in the business of improving lives and we are doing that today.

All of our health coaches are certified by the American Association of Diabetes Educators and professional as well as caring, loving, and compassionate. We help our members with diabetes education, goal setting and planning. We help them make better food choices, get exercise and become testing compliant. And we also help them have better lives knowing that the health center is there for them 24/7 to help in any way the member needs us. We don’t just say it, we do it.

Intervention

It is important to know when the health coach needs to intervene on behalf of the member. We save lives and provide loving support in times of emergency. Intervening with a member when they are out of testing parameters allows the health center to engage with the member and take corrective measures to normalize blood glucose over time preventing negative outcomes and helping the member to get healthier.

CRM

The LiveCare Health Customer Relationship Management (“CRM”) is our inhouse, proprietary software that keeps LiveCare Health on track with all aspects of our business and members. It was built from scratch to handle all operational and management aspects of our business.

This platform handles everything that LiveCare Health does from Data generation to member acquisition, prescription writing, onboarding and ongoing management. We record and store all records detailing interactions, tests, notes, clinical time and phone conversations for each member. Therefore, there is never a question by Medicare as to the level and thoroughness of service we provide as it is all backed up and available for review. Our CRM is not only for satisfying billing requirements but also manages our membership. This allows for best in the market service and outcomes. Operationally, the CRM accepts in member acquisition leads generated by member acquisition agents as they are generated. The CRM automatically preforms insurance eligibility confirming billing status. As long as the insurance is current and accepted, member acquisition leads then go into qualifying. Qualifying is the stage our doctor writes the prescription for the service and makes sure that member acquisition leads will use the device and service. Once this is done, the prescription is uploaded and member acquisition leads moves into fulfillment. In fulfillment, a device is assigned to the new member and an account is created that will collect all the readings and interactions between the member and health center. Once this is done, the member is moved into on boarding and the welcome kit is shipped. Once the welcome kit is received, the new member either calls in or the health center reaches out. During this interaction the health coach helps the new member use the equipment for the first time. Upon successful completion of a confirmed blood glucose reading, the member is moved into the health center. The health center page of the CRM tracks daily testing and clinical time on a real time basis. It prompts the health center to communicate with the member when alerts are received and if the member has not been interacted with for a week. The CRM also tracks and technical issues, inventory control and pending as well as complete support items to be performed for members.

The LiveCare Health CRM is ever evolving to best serve of membership. It has taken over six months to construct to date at nearly $50,000. It has been instrumental and critical to ensure the health center is communicating and tracking all members as well as collect the required data to be able to bill and get paid by Medicare. We save all of the data and voice records in case of an audit or requests for back up documentation.

LiveCare Health provides a self-contained cellular glucometer that is rechargeable with all testing equipment provided as well as monthly resupply. This allows us to collect the readings on a real-time basis and assess out of bounds readings as they come in immediately while eliminating burdensome logbooks and even batteries. When a member tests using our glucometer, the reading is transmitted automatically to the member’s record in the health center.

Direct to Consumer

We provide services directly to the consumer. The LiveCare Health Direct to Consumer Program is an in-house initiative designed to generate membership for LiveCare Health, its products, and services. This allows us to be in control of member acquisition. We have rebuilt our member acquisitions organization to be able to generate member acquisition leads flow required to ramp up membership consistent with our projections. We have highly trained member acquisitions agents that call individuals directly and present our service. Member acquisitions agents know that the people they are calling are qualified for LiveCare Health to become a member. The data that is called has been generated from opt-in (meaning that the individual wants to hear from us) advertising on the internet where the person has requested a call back, disclosed that they are a type II diabetic and a Medicare recipient. Then member acquisitions agents make sure a candidate is a good fit for LiveCare Health which means the individual wants service and will test at least daily.

Revenue generation

Each member generates an average of $150 per member per month. This is a result of the health center working with each member for 60 minutes per month and testing regularly. There is no cost to our members, Medicare and commercial insurances cover it using Medicare Codes CPT 99453, CPT 99454, CPT 99457 and CPT 99458.

To generate the clinical time and ensure member testing, we have 1 health coach for every 150 members. This provides our members the highest level of personal service while meeting the billing requirements for regular testing and clinical time generation.

We are able to track each member’s progress as well as monitor each health coach’s on call time, calls made and members managed. Our internal tracking and reporting manages each health coach for on-record progress ensuring not only proper billing but employee time management. We are able to monitor this real time to ensure a very productive staff and that our internal targets are met.

There have been massive legislative and regulatory changes encouraging telemedicine due to the COVID-19 pandemic which has created an enormous need for telehealth and remote patient monitoring, all of which we provide. The U.S. Department of Health & Human Services took unprecedented steps to expand Americans' access to telehealth services during the COVID-19 outbreak. Additionally, The Centers for Medicare & and Medicaid Services (CMS) expanded Medicare coverage for telehealth visits, the HHS Office for Civil Rights (OCR) announced it will waive potential HIPAA penalties for good faith use of telehealth during the emergency, and the HHS Office of Inspector General (OIG) provided flexibility for healthcare providers to reduce or waive beneficiary cost-sharing for telehealth visits paid by federal healthcare programs. The Trump administration made many of these changes permanent as Telehealth not only works, it saves the system massive expenses and keeps people safer by allowing them to remain in their own homes while still being connected.

This has increased our service potential to the entire country all managed from one central location. These new developments save us enormous staffing and business expenses and increases our scalability as well as provide control over our own revenue and billing. LiveCare is credentialed with Medicare and received its NPI and PTAN numbers for these purposes. The numbers allow us to bill and get paid by Medicare. Medicare provides payment in 14 to 21 days directly back to our account via electronic transfer. We have also been paid by AARP, United Healthcare, Humana, and others.

PROPERTY

The principle office of the company is located at 401 East Jackson St, Tampa, FL 33602. This location has access to a conference room for meetings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Results of Operations of the Company Ending December 31, 2020

The company is operational currently managing of 500 members with the sole focus of LiveCare being establishing the business to treat persons with type II diabetes. There are no conflicts or other priorities affecting our ability to carry out our business plan. LiveCare had no revenues during the years ended December 31, 2020 and 2019.

General and administrative expenses increased by $385,808, or 128%, in the year ended December 31, 2020 to $687,706, compared to $301,898 during the year ended December 31, 2019. The increase was mainly due to a $162,270 increase of general operating expenses such as rent, office supplies, utilities, insurance and one-time operational start-up costs, $132,265 in consulting, professional fees and contract labor as a result of the preparation for and commencement of operations in 2020 and an increase of $54,773 in advertising, marketing and investor expenses.

During 2020, we issued common stock to consultants for services valued at $2,829,000, compared to $292,600 during the year ended December 31, 2019. The issuances of common stock for services in 2019 and 2020 was done to compensate external consultants for services related to the initial costs of commencement of operations.

Officer and director salaries, including bonuses, were $2,758,237 during the year ended December 31, 2020, compared to $169,000 during the year ended December 31, 2019. The $2,589,237 increase is mainly due to the establishment of salaried employment agreements with our officers and directors during May 2019 and the grants of $2,000,000 in common stock bonuses for operational milestones during 2020. Prior to May 2019, we were accruing minor monthly amounts until we could establish operations.

We incurred operating losses of $6,274,943 and $763,498 during the years ended December 31, 2020 and 2019, respectively. The $5,511,445 increase is mainly due the combined increase of $4,536,400 in increases in stock based compensation and consulting expenses as discussed above, as well as increasing in general and administrative and other expense as discussed above.

We incurred total other expense of $1,062,844 during the year ended December 31, 2020, as compared to other income of $1,805 in the year ended December 31, 2019. The $1,063,434 increase is mainly due to a $1,062,844 increase in interest expense in the year ended December 31, 2020, including $986,965 in debt discount amortization expense as a result of the beneficial conversion feature on convertible notes and the issuance of common stock as inducement to convertible note and revenue share agreement holders, partially offset by $1,215 in interest income. During the year ended December 31, 2019, we recognized $1,805 in interest income. Net loss totaled $7,336,572, or $0.38 per share, in the year ended December 31, 2020, compared to a net loss of $761,693, or $0.05 per share in the year ended December 31, 2019.

Planned Sources of Revenues and Additional Expenses

Revenue generation is achieved by having persons with type II diabetes under the Company’s care management and billing through Medicare and/or private insurance, direct payment, etc.

Each member receives a device and a 90-day supply of lancets, test strips and calibration solution upon joining. The testing supplies are unique to the device so the Company provides the test strip, calibration solution and lancets as part its service. Every 90 days, an additional 3-month supply of lancets, test strips and calibration solution will be provided. The device & supplies cost is built into the service plan and the Company recovers the up-front cost in month 3 of each new member.

The party paying for each member may be an insurance company, an employer or the country’s governmental health system. Each various revenue avenues present unique challenges and benefits. The larger the pool of potential customers, the longer the process for approval will take and is based upon who is paying for the service. As the device is already approved by the FDA, hurdles for approval will not be as severe as a new, unproven device would be. There is a decade worth of documentation to support claims made with testimonials and client savings data which will dramatically help in the process.

Additional expenses will accrue with the increase of patients and clients. The increase in expenses will be dictated by the growth of the company and will be directly tied to additional revenue.

Liquidity and Capital Resources of the Company

As previously noted, we are a development stage company and our ability to succeed in the market will greatly depend on our ability to secure investment funding through the sale of securities. We intend to use proceeds of the sale of securities to increase our market presence through advertising and hiring key staff members that will assist us in forming strategic partnerships. If we are only able to raise a portion of the proceeds of this offering, we will use that portion of proceeds according to the same strategy but on a slower growth curve. At the period end the company had $905,682 cash on hand. Revenues are expected to begin this year, providing the necessary cash flow for ongoing operations. Sources of future liquidity will greatly depend on our ability to secure investment funding through the sale of securities. We intend to raise the funds necessary through security sales and not undertake loans. If needed we are able to secure loans from private individuals as well as banking institutions. We currently have no additional capital commitments.

MANAGEMENT

Name	Position	Age	Start Date	Hours per month
Jim Dalton	Chairman of the Board	78	07/2018	80
Max Rockwell	CEO	52	07/2018	120

Management understands the necessity to employ high quality, family-oriented people dedicated to serving the needs of the chronically ill. Management is determined to find, employ and manage highly qualified medical, managerial and sales professionals who are motivated to work together as a team, work closely with those persons with type II diabetess and execute on this plan. LiveCare will only hire those who are dedicated to serving persons with type II diabetes in need.

Jim Dalton — Mr. Dalton, a founder of Utah-based ActiveCare, Inc., a diabetic tele-care monitoring company, served as its Chairman, President & CEO from inception in 2008 to July 12, 2012. He then again served as Executive Chairman and Chief Executive Officer from 2015 to July 7, 2016. Mr. Dalton also co-founded Remote Mdx Inc. and served as its President from August 2003 to June 19, 2008. Mr. Dalton served as an Officer and Director of Biomune Systems, Inc. He served as the President and Equity Owner of Club Rio Mar in Puerto Rico. He was a Founder and Owner of the Deer Valley Club, where he oversaw the development of a high-end, world-class ski project that includes 25 condominiums with a 'ski-in and ski-out' feature.

Max Rockwell — Mr. Rockwell started his career in 1991 working on Wall Street with PaineWebber and then Shearson Lehman Brother among others, prior to establishing his own consultancy businesses in 2004 dedicated to capital formation, business expansion and client relations exclusively in the GCC. Mr. Rockwell has been travelling in the GCC extensively since 1995, raising capital and helped numerous businesses establish in the GCC through partnerships, joint ventures and master reseller agreements with family offices, governmental agencies, sovereign wealth funds, companies, individual investors and businessmen. He has acted in various management capacities dedicated to raising capital, marketing products, creating and managing relationships and building businesses.

Mr. Dalton and Mr. Rockwell have worked together for more than 20 years raising capital and building businesses. They understand what it takes to make a project work and are dedicated to ensuring the Company delivers on its plan for the benefit for all involved, especially those persons with type II diabetes.

None of the foregoing companies mentioned in the executive biographies are a parent, subsidiary or other affiliate of LiveCare, Inc.

Executive Compensation

Management	Position	Compensation
Jim Dalton	Chairman of the Board	$ 60,000
Max Rockwell	CEO	$ 60,000
John Brannelly	Director and General Counsel	$ 60,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of Dec 31, 2020 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers***	Amount	Percent
Jim Dalton	2,000,000	8.6%
Max Rockwell	3,000,000	12.9%
John Brannelly	3,000,000	12.9%
Feras Al-Kandari	2,550,000	10.1%
David Vega	3,000,000	2.1%

Beneficial Owners of more than 5%	Amount	Percent
Jeff Greene	1,500,000	6.4%
Shaya Schwartz	2,000,000	8.6%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of LiveCare, Inc.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of LiveCare, Inc.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share.

As of the date of this offering, we have 23,260,900 shares of common stock issued and no shares of preferred stock outstanding. The outstanding shares of common stock are restricted and owned by directors of the company or individuals that purchased restricted securities through Regulation D and Regulation A.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

LiveCare, Inc. has not authorized preferred stock.

Convertible Debentures

LiveCare, Inc. has no convertible debentures

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The company’s transfer agent is ClearTrust, LLC, 16540 Pointe Village Dr., Suite 205, Lutz, FL 33558

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 28,520,000 shares of common stock if we complete the offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal about 57,500 shares immediately after this offering, or;

•	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

EXPERTS

The financial statements of the Company as of December 31, 2020, included in this Offering Circular have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements of the Company have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

PART F/S

INDEX TO FINANCIAL STATEMENTS

Page (s)
LiveCare, Inc.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheet as of December 31, 2020	F-2
Statement of Operations for years ended 2019 and 2020	F-3
Statement of Cash Flows for years ended 2019 and 2020	F-4
Statement of Stockholders Equity as of December 31, 2020	F-5
Notes to Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Live Care, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Live Care, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2018.

Houston, Texas

April 28, 2021

LIVECARE, INC.

BALANCE SHEETS

	For the Year Ended December 31,
	2020	2019
ASSETS

Current assets:
Cash	$905,682	$244,944
Prepaid expenses	8,666	—
Total current assets	914,348	244,944

Fixed Assets:
Furniture and fixtures, net	7,266	—
Total fixed assets, net	7,266	—

Total Assets	$921,614	$244,944

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses	$94,755	$7,549
Accrued wages	158,331	74,460
Convertible notes payable, net of $10,167 and $0 of debt discount, respectively	999,333	—
Notes payable, net of $136,868 and $0 of debt discount, respectively	168,132	—
Total current liabilities	1,420,551	82,009

Stockholders’ (deficit) equity:
Common stock; $0.01 par value, 100,000,000 shares authorized, 23,585,900 and 15,934,900 shares issued and outstanding, respectively	235,859	159,349
Additional paid-in capital	7,534,689	1,050,199
Stock subscriptions receivable	—	(113,700)
Accumulated deficit	(8,269,485)	(932,913)
Total stockholders’ (deficit) equity	(498,937)	162,935

Total Liabilities and Stockholders’ (Deficit) Equity	$921,614	$244,944

The accompanying notes are an integral part of these financial statements.

LIVECARE, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
Operating Expenses:
General and administrative	$687,706	$301,898
Stock based consulting expense	2,829,000	292,600
Compensation expense	2,758,237	169,000
Total operating expenses	6,274,943	763,498

Operating loss	(6,274,943)	(763,498)

Other Income (Expenses):
Interest expense	(1,062,844)	—
Interest income	1,215	1,805
Total other income (expenses)	(1,061,629)	1,805

Loss before income taxes	(7,336,572)	(761,693)

Provision for income taxes	—	—

Net loss	$(7,336,572)	$(761,693)

Basic loss per common share	$(0.38)	$(0.05)

Basic weighted average common shares outstanding	19,272,698	14,439,417

The accompanying notes are an integral part of these financial statements.

LIVECARE, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(7,336,572)	$(761,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	901	—
Amortization of debt discounts	1,014,965	—
Common stock issued for compensation	5,354,000	292,600
Changes in operating assets and liabilities:
(Increase) decrease in prepaid assets	(8,666)	7,000
Increase in accounts payable	87,206	7,224
Increase in wages and accounts payable, related party	83,871	6,755
Net cash used in operating activities	(804,295)	(448,114)

Cash flows from investing activities:
Purchase of furniture and fixtures	(8,167)	—
Net cash used in investing activities	(8,167)	—

Cash flows from financing activities:
Proceeds from the sale of common stock, net	45,000	608,248
Proceeds from receipt of subscriptions receivable	113,700	—
Proceeds from the issuance of convertible notes payable	1,009,500	—
Proceeds from the issuance of notes payable	305,000	—
Net cash provided by financing activities	1,473,200	608,248

Net change in cash	660,738	160,134
Cash, beginning of period	244,944	84,810

Cash, end of period	$905,682	$244,944

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

NON-CASH FINANCING ACTIVITIES:
Convertible debt discount related to common shares issued with debt	$657,250	$—
Convertible debt discount related to beneficial conversion feature	$504,750	$—

The accompanying notes are an integral part of these financial statements.

LIVECARE, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Stock Subscription	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity (Deficit)
Balance, Inception July 10, 2018	10,950,000	$109,500	$85,500	$—	$(171,220)	$(171,220)
Common stock issued for services	2,476,000	24,760	267,840	—	—	292,600
Common stock issued for cash, net	2,508,900	25,089	696,859	(113,700)	—	608,248
Net loss for the year ended December 31, 2019	—	—	—	—	(761,693)	(761,693)
Balance, December 31, 2019	15,934,900	159,349	1,050,199	(113,700)	(932,913)	162,935

Common stock issued for services	3,354,000	33,540	3,320,460	—	—	3,354,000
Common stock issued for officer bonus	2,000,000	20,000	1,980,000	—	—	2,000,000
Common stock issued for convertible note inducement	1,947,000	19,470	990,030	—	—	1,009,500
Common stock and stock to be issued for cash, net	45,000	450	44,550	—	—	45,000
Common stock to be issued for note and convertible note inducement	305,000	3,050	149,450	—	—	152,500
Cash received for subscription receivable	—	—	—	113,700	—	113,700
Net loss for the year ended December 31, 2020	—	—	—	—	(7,336,572)	(7,336,572)
Balance, December 31, 2020	23,585,900	$235,859	$7,534,689	$—	$(8,269,485)	$(498,937)

The accompanying notes are an integral part of these financial statements.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated on July 10, 2018, under the laws of the State of Delaware under the name Gulf Coast Chronic Care, Inc. During 2019, the Company changed its name to LiveCare, Inc. The financial statements presented are those of LiveCare, Inc. (“LiveCare”, or the “Company”).

LiveCare is seeking to become the pre-eminent chronic care service and technology provider of a proven solution for the diabetes epidemic in the Gulf Cooperation Council countries. Through visibility into daily health status, proactive real time communication, personalized support and programs designed to better engage persons with type II diabetes in their overall wellness, LiveCare improves health, outcomes, lowers risks and vastly reduces the cost of care.

a.	Basis of Presentation

The accompanying financial statements of LiveCare have been prepared using the accrual method in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. LiveCare has elected a calendar year-end.

b.	Cash Equivalents

LiveCare considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

c.	Reclassifications of Prior Period Balances

Certain amounts in prior periods have been reclassified to conform to the current year presentation, with no effect on previously reported net loss or stockholder’s (deficit) equity.

d.	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.	Revenue Recognition Policy

The Company recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied. The Company has not generated any revenues since its inception.

f.	Stock-Based Compensation

LiveCare records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued.

All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, whereby based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

g.	Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, accounts payable and accrued liabilities, notes and convertible notes payable approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

h.	New Accounting Pronouncements

LiveCare has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity by removing the separation models for convertible debt with cash conversion and beneficial conversion features by requiring entities not to separately present in equity an embedded conversion feature in such debt and instead will account for a convertible debt instrument and convertible preferred stock as a single unit of account unless a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or was issued at a substantial premium. The ASU is effect for LiveCare for fiscal years beginning after December 15, 2023, but may be early adopted for fiscal years beginning after December 15, 2020. The Company is evaluating the effect that this update will have on its financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. ASU 2018-13 was effective for annual periods beginning after December 15, 2019. The Company’s adoption of ASU 2018-13 did not have a material effect on the Company’s financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, as part of its ongoing Simplification Initiative. ASU 2018-07 expands the scope of FASB Topic 718, Stock Compensation, to include nonemployee awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards. ASU 2018-07 was effective for annual periods beginning after December 15, 2019. The Company’s adoption of ASU 2018-13 did not have a material effect on the Company’s financial statements and related disclosures.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

i.	Long Lived Assets

Periodically the Company assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized since inception.

j.	Fixed Assets, net

Fixed assets consist of furniture and fixtures, recorded at cost, depreciated upon placement in service over their estimated useful lives of five years on a straight-line basis. Expenditures for normal repairs and maintenance are charged to expense as incurred. During the years ended December 31, 2020 and 2019, LiveCare purchased $8,167 and $0 in new fixed assets and recognized $901 and $0 in depreciation expense, respectively. The net fixed assets balance was $7,266 and $0 at December 31, 2020 and 2019, respectively.

k.	Basic and Diluted Loss Per Share

Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding during each year. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company uses the “if-converted” method for calculating the earnings per share impact of outstanding convertible debentures, whereby the securities are assumed converted and an earnings per incremental share is computed. Options, warrants and their equivalents are included in EPS calculations through the treasury stock method. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The calculation of basic and diluted net loss per share for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Basic Net Loss Per Share:
Numerator:
Net loss	$(7,336,572)	$(761,693)
Denominator:
Weighted-average common shares outstanding	19,272,698	14,439,417

Basic net loss per share	$(0.38)	$(0.05)

Diluted Net Loss Per Share:
Numerator:
Net loss	$(7,336,572)	$(761,693)
Diluted net loss	$(7,336,572)	$(761,693)
Denominator:
Weighted-average common shares outstanding	19,272,698	14,439,417
Convertible debt	—	—
Weighted average shares used in computing diluted net loss per share	19,272,698	14,439,417

Diluted net loss per share	$(0.38)	$(0.05)

As of December 31, 2020, LiveCare had 1,009,500 potential shares of common stock from the conversion of convertible notes payable that were excluded from the computation of diluted net loss per share for the year ended December 31, 2020 as such shares would have had an anti-dilutive effect. LiveCare had no dilutive instruments outstanding at December 31, 2020.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

l.	Income Taxes

LiveCare files income tax returns in the U.S. federal jurisdiction, and the state of Delaware. LiveCare’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2020 and 2019:

	2020	2019
Deferred tax assets:
Net operating loss carryforward	$308,886	$111,913
Valuation allowance	(308,886)	(111,913)
	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the years ended December 31, 2020 and 2019 due to the following:

	2020	2019
Pre-tax book loss	$(1,543,963)	$(159,956)
Meals	6,225	1,503
Common stock issued for services and bonus	1,124,340	61,446
Debt discount amortization	216,425	—
Valuation allowance	196,973	97,007
	$—	$—

The Company had net operating losses of approximately $1,470,884 that begin to expire in 2028. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2018 through 2019 are subject to examination.

NOTE 2 - RELATED PARTY TRANSACTIONS

As of December 31, 2020 and 2019, LiveCare owes back due wages under an employment agreement with its President and CEO in the amount of $96,598 and $69,000, respectively. As of December 31, 2020 and 2019, LiveCare owes back due wages under an employment agreement with its Chairman in the amount of $61,733 and $5,460, respectively.

During August 2020, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 500,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,000,000.

NOTE 3 - NOTES AND CONVERTIBLE NOTES PAYABLE

Revenue Share Agreement Notes Payable

During December 2020, LiveCare entered into three Revenue Share Agreements (“RSA”) for cash totaling $305,000. The RSAs are unsecured and provide each investor a face discount of up to 22% and for repayment of the total face amount of $318,123 over 9 equal monthly payments beginning April 15, 2021. The RSA’s also provides the holder one share of LiveCare common stock for each dollar invested, or a total of 305,000 shares with a value of $152,500, or $0.50 per share. the relative fair value of the common stock was recognized as a discount on the respective RSA and is being amortized to interest expense over the term of the respective RSA.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2020, LiveCare recognized a total of $31,263 in interest expense from the amortization of debt discounts on the above agreements and the balance of the debt discount was $273,737 as of December 31, 2020.

Convertible Bridge Loan Agreements

During the year ended December 31, 2020, LiveCare issued Convertible Bridge Loan Agreements (“CBLA”) totaling $1,009,500. The CBLA are unsecured, due after 180 days, accrue interest at 12% per annum, are unsecured, and principal and interest are convertible at the option of the holder into common stock of the Company at $1.00 per share. Based on the relative fair value of the conversion feature of the CBLA, the Company recognized $504,750 in debt discount.

As an inducement, each CBLA holder was also granted either one or two shares of LiveCare common stock for each dollar lent to the Company. A total of 1,947,000 shares of common stock were granted, with the relative fair value of $504,750 being ascribed to debt discount.

During the year ended December 31, 2020, LiveCare recognized a total of $999,333 in interest expense from the amortization of debt discounts on the above agreements and the balance of the debt discount was $10,167 as of December 31, 2020.

NOTE 4 - STOCKHOLDERS’ EQUITY

2020

During the year ended December 31, 2020, LiveCare issued a total of 3,354,000 shares of common stock for services valued at $3,354,000, or $1.00 per share.

During the year ended December 31, 2020, in conjunction with the issuance of CBLA, LiveCare issued a total of 1,947,000 shares of its common stock to CBLA holders.

During January 2020, LiveCare received a total of $45,000 for 45,000 shares of common stock, or $1.00 per share.

During August 2020, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 500,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,000,000.

During December 2020, in conjunction with the issuance of several RSA, LiveCare issued a total of 305,000 shares of its common stock to RSA holders.

2019

During the year ended December 31, 2019, LiveCare issued a total of 2,426,000 shares of common stock for services valued at $242,600, or $0.01 per share.

During November 2019, LiveCare issued a total of 50,000 shares of common stock for services valued at $50,000, or $1.00 per share.

Between January and June 2019, LiveCare issued a total of 2,010,000 shares of common stock for cash of $225,000, or approximately $0.11 per share.

Between August and December 2019, LiveCare issued a total of 498,900 shares of common stock for cash of $385,500 and subscriptions receivable of $113,700, or approximately $1.00 per share. The subscription receivable was received during January 2020.

During the year ended December 31, 2019, LiveCare paid $1,952 in stock issuance costs related to sales of stock for cash.

LIVECARE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - GOING CONCERN

LiveCare’s financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, LiveCare has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the LiveCare’s ability to continue as a going concern are as follows:

LiveCare raised $1,473,200 during the year ended December 31, 2020 from the issuance of common stock, notes and convertible notes payable and is seeking to raise up to $1,000,000 more total through private placements of its common stock to fund operation start-up expenses. Funds received from the issuance of debt and equity is being used to fund the development, implementation and marketing of the platform. The continuation of LiveCare as a going concern is dependent upon its ability to implement its business plan and generate profitable operations that produce positive cash flows. If LiveCare is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that LiveCare will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of LiveCare to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 6 - SUBSEQUENT EVENTS

Between January and February 2021, LiveCare issued 313,800 shares of common stock for cash at $1.00 per share.

During January 2021, LiveCare received $440,000 for notes payable.

During February 2021, LiveCare received $14,000 for notes payable.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
1	Bylaws
2	Action Of Incorporator of LiveCare, Inc
3	Form of Subscription Agreement
11	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, Thereunto duly authorized, in the City of Draper, State of Utah, on April XX, 2022.

/s/ Jim Dalton

Chairman of the Board

/s/ Max Rockwell

CEO

/s/ Max Rockwell

Principal Accounting Officer

/s/ Max Rockwell

Principal Financial Officer